Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Valerie Haertel	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS FOURTH-QUARTER 2013 GAAP-BASIS EPS OF $1.22 ON REVENUE OF $2.46 BILLION; FULL-YEAR 2013 GAAP-BASIS EPS OF $4.62 ON REVENUE OF $9.88 BILLION

FOURTH-QUARTER OPERATING-BASIS(1) EPS OF $1.15 ON REVENUE OF $2.53 BILLION; FULL-YEAR OPERATING-BASIS EPS OF $4.54 ON REVENUE OF $10.05 BILLION

CORE ASSET SERVICING AND ASSET MANAGEMENT FEE REVENUE GROWTH FOR FULL-YEAR 2013, UP 10% FROM FULL-YEAR 2012

CONTINUED FOCUS ON EXPENSE CONTROL RESULTS IN 171 BASIS POINTS OF POSITIVE OPERATING LEVERAGE(2) FOR FULL-YEAR 2013 COMPARED TO FULL-YEAR 2012

Boston, MA ...January 24, 2014

In announcing today's financial results, Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, "Our fourth quarter and full-year results reflect the strength of the core business and our continued focus on our key priorities to deliver value for our clients and shareholders.  2013 was a very good year for State Street despite both the ongoing headwinds created by the low rate environment and the increasing regulatory cost and complexity. Importantly, for the full year, we grew our core asset servicing and asset management fees by almost 10% compared to 2012."

Hooley added, "Our results for 2013 also demonstrated our commitment to controlling expenses which enabled us to achieve 171 basis points of positive operating leverage for full-year 2013 compared to full-year 2012. Our Business Operations and IT Transformation program continues to deliver expected improved efficiencies and enhanced client solutions."
Hooley concluded, "We purchased approximately 8.0 million shares of our common stock during the fourth quarter, and 24.7 million shares since April 1, 2013, under our current $2.1 billion common stock purchase program effective through March 2014. We recently submitted our 2014 capital plan to the Federal Reserve, and the return of capital through dividends and common stock repurchases remains a key priority."
Fourth-Quarter 2013 GAAP Results

•
Earnings per common share (EPS) of $1.22 increased from $1.17 in the third quarter of 2013 and from $1.00 in the fourth quarter of 2012. EPS for the fourth quarter of 2013 reflected the impact of an out-of-period income tax benefit of $71 million, or $0.16 per share, associated with the completion of a multi-year data enhancement process related to our deferred income tax accounts. EPS for the fourth quarter of 2013 also reflected the impact of pre-tax provisions of $45 million, or $0.06 per share, associated with previously disclosed litigation and non-U.S. regulatory matters.

Net income available to common shareholders of $545 million increased from $531 million in the third quarter of 2013 and from $468 million in the fourth quarter of 2012.

•	Revenue of $2.46 billion increased from $2.43 billion in the third quarter of 2013 and from $2.45 billion in the fourth quarter of 2012.

•	Net interest revenue of $585 million increased from $546 million in the third quarter of 2013 and decreased from $622 million in the fourth quarter of 2012.

•	Expenses of $1.85 billion increased from $1.72 billion in the third quarter of 2013 and decreased from $1.86 billion in the fourth quarter of 2012.

•	Return on average common shareholders' equity (ROE) of 10.9% increased from 10.8% in the third quarter of 2013 and from 9.3% in the fourth quarter of 2012.

Full-Year 2013 GAAP Results

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EPS of $4.62 increased 10.0% from $4.20 in 2012. Revenue increased 2.4% to $9.88 billion from $9.65 billion in 2012. Expenses increased 4.4% to $7.19 billion from $6.89 billion in 2012. ROE increased to 10.5% in 2013 from 10.3% in 2012.

Fourth-Quarter 2013 Operating-Basis (Non-GAAP) Results(1)

•	EPS of $1.15 decreased from $1.19 in the third quarter of 2013 and increased 3.6% from $1.11 in the fourth quarter of 2012.

•	Net income available to common shareholders of $514 million decreased from $537 million in the third quarter of 2013 and from $521 million in the fourth quarter of 2012.

•	Revenue of $2.53 billion increased from $2.47 billion in the third quarter of 2013 and from $2.46 billion in the fourth quarter of 2012.

•
Net interest revenue of $596 million increased from $553 million in the third quarter of 2013 and decreased from $600 million in the fourth quarter of 2012. Operating-basis net interest revenue excluded discount accretion on former conduit assets of $31 million, $28 million and $52 million for the respective quarters and is presented on a fully taxable-equivalent basis.

•	Expenses of $1.76 billion increased from $1.69 billion in the third quarter of 2013 and from $1.71 billion in the fourth quarter of 2012.

•	ROE of 10.3% decreased from 11.0% in the third quarter of 2013 and was flat with the fourth quarter of 2012.

Full-Year 2013 Operating-Basis (Non-GAAP) Results(1)

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EPS of $4.54 increased 14.9% from $3.95 in 2012. Revenue increased 3.3% to $10.05 billion from $9.73 billion in 2012. Expenses increased 1.5% to $7.01 billion from $6.91 billion in 2012. ROE increased to 10.3% in 2013 from 9.7% in 2012.

Fourth-Quarter 2013 and Full-Year 2013 Highlights(1)

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Achieved positive operating leverage(1)(2) of 171 basis points for full-year 2013 compared to full-year 2012. The fourth quarter of 2013 compared to the third quarter of 2013 reflected negative operating leverage of 194 basis points, partially driven by a decrease in trading services revenue. The fourth quarter of 2013 compared to the fourth quarter of 2012 reflected negative operating leverage of 4 basis points.

•	New Business(3) New asset servicing mandates during the fourth quarter of 2013 totaled $392 billion and net new assets to be managed were $5 billion.

•
Business Operations and Information Technology Transformation program(4) Achieved incremental pre-tax expense savings of approximately $220 million in 2013, resulting in total pre-tax expense savings of approximately $420 million since the program's inception in 2010 through the end of 2013.

•
Capital(5) Tier 1 common ratio as of December 31, 2013, calculated using currently applicable regulatory requirements, was 15.5%. Provisions of the Basel III final rule become effective under a transition timetable which began on January 1, 2014. The timing of the provisions of the final rule related to the calculation of risk-weighted assets will depend on State Street's completion of a required qualification period. Estimated pro forma Basel III tier 1 common ratio as of December 31, 2013 was 10.1% (standardized approach) and 11.8% (advanced approach), each calculated in conformity with the July 2013 final rule. Under the final rule, the lower of the Basel III tier 1 common ratios calculated by us under the standardized and advanced approaches will apply in the assessment of our capital adequacy for regulatory purposes.

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Return of capital to shareholders Purchased approximately $560 million of our common stock at an average price of $69.98 per share during the fourth quarter of 2013. During full-year 2013, we purchased approximately 31.2 million shares of our common stock at a total cost of approximately $2.04 billion and an average price of $65.30 per share. Since April 1, 2013, we purchased approximately 24.7 million shares of our common stock at a total cost of approximately $1.68 billion and an average price of $68.05 per share, under our current $2.1 billion common stock purchase program effective through March 2014. We have approximately $420 million remaining at year end under the March 2013 program, which extends through March 31, 2014. In addition, as previously announced, we declared a quarterly common stock dividend of $0.26 per share during the fourth quarter of 2013.
(1) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(2) Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each as determined on an operating basis. Operating leverage comparing the fourth quarter of 2013 to each of the third quarter of 2013 and the fourth quarter of 2012, as well as comparing full-year 2013 to full-year 2012, is presented in the addendum included with this news release.
(3) New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets. As such, only a portion of these new asset servicing mandates is reflected in our assets under custody and administration as of December 31, 2013. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
(4) Estimated pre-tax expense savings relate only to the Business Operations and Information Technology Transformation program and are based on projected improvement from total 2010 operating-basis expenses. Actual total expenses of the Company have increased since 2010, and may increase or decrease in the future, due to other factors.
(5) Estimated pro forma Basel III tier 1 common ratios reflect tier 1 common equity calculated under the July 2013 final rule as applicable on its January 1, 2014 effective date and are based upon State Street's interpretation of the final rule. Refer to the “Capital” section of this news release for important information about the July 2013 final rule, State Street's calculations of its tier 1 common ratios thereunder, factors that could influence State Street's calculations of its tier 1 common ratios and other information about our capital ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios, and for reconciliations applicable to State Street's tier 1 common ratio.

Non-GAAP Financial Measures
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends with respect to State Street's business operations from period to period. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.
The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating, or non-GAAP, basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights(1)
(Dollars in millions)	Q4 2013	Q3 2013	% Increase (Decrease)	Q4 2012	% Increase (Decrease)
Total revenue(1)	$2,528	$2,469	2.4%	$2,463	2.6%
Total expenses(1)	1,760	1,687	4.3	1,714	2.7
Net income available to common shareholders(1)	514	537	(4.3)	521	(1.3)
Earnings per common share(1)	1.15	1.19	(3.4)	1.11	3.6
Return on average common equity(1)	10.3%	11.0%	(70) bps	10.3%	-
Total assets at period-end	$243,291	$217,180	12.0%	$222,582	9.3%
Quarterly average total assets	210,915	201,282	4.8	202,051	4.4
Net interest margin(1)	1.30%	1.27%	3 bps	1.36%	(6) bps
Net unrealized gain (loss) on investment securities, after-tax at period-end	$(213)	$(79)		$697

(1)
Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	Q4 2013	Q3 2013	% Increase (Decrease)	Q4 2012	% Increase (Decrease)
Assets under custody and administration(1) (2)	$27,427	$26,033	5.4%	$24,371	12.5%
Assets under management(2)	2,345	2,241	4.6	2,086	12.4
Market Indices:
S&P 500® daily average	1,769	1,675	5.6	1,418	24.8
MSCI EAFE® daily average	1,860	1,748	6.4	1,544	20.5
S&P 500® average of month-end	1,804	1,667	8.2	1,418	27.2
MSCI EAFE® average of month-end	1,894	1,747	8.4	1,561	21.3
(1) Includes assets under custody of $20,411 billion, $19,206 billion and $17,806 billion, as of period-end Q4 2013, Q3 2013 and Q4 2012, respectively.
(2) As of period-end.

Revenue
The following table provides the components of operating-basis (non-GAAP) revenue(1) for the periods noted:

(Dollars in millions)	Q4 2013	Q3 2013	% Increase (Decrease)	Q4 2012	% Increase (Decrease)
Servicing fees	$1,232	$1,211	1.7%	$1,150	7.1%
Management fees	290	276	5.1	260	11.5
Trading services revenue:
Foreign-exchange trading	125	147	(15.0)	118	5.9
Brokerage and other fees	103	109	(5.5)	125	(17.6)
Total trading services revenue	228	256	(10.9)	243	(6.2)
Securities finance revenue	76	74	2.7	74	2.7
Processing fees and other revenue(1) (2)	106	103	2.9	115	(7.8)
Total fee revenue	1,932	1,920	0.6	1,842	4.9
Net interest revenue(1) (3)	596	553	7.8	600	(0.7)
Gains (losses) related to investment securities, net	—	(4)	100.0	21	(100.0)
Total Operating-Basis Revenue(1)	$2,528	$2,469	2.4%	$2,463	2.6%

(1)
Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

(2)
Processing fees and other revenue for the fourth quarter of 2013, third quarter of 2013 and fourth quarter of 2012, presented in the table, included tax-equivalent adjustments of $53 million, $37 million and $36 million, respectively, related to tax credits generated by tax-advantaged investments. GAAP-basis processing fees and other revenue for these periods was $53 million, $66 million and $79 million, respectively.

(3)
Net interest revenue for the fourth quarter of 2013, third quarter of 2013 and fourth quarter of 2012, presented in the table, included tax-equivalent adjustments of $42 million, $35 million and $30 million, respectively, and excluded conduit-related discount accretion of $31 million, $28 million and $52 million, respectively. GAAP-basis net interest revenue for these periods was $585 million, $546 million and $622 million, respectively. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $572 million in interest revenue from January 1, 2014 through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds and credit quality.

Servicing fees of $1.23 billion in the fourth quarter of 2013 increased 1.7% and 7.1% from the third quarter of 2013 and fourth quarter of 2012, respectively. The increase in both periods was primarily due to stronger global equity markets and net new business.

Management fees of $290 million in the fourth quarter of 2013 increased 5.1% and 11.5% from the third quarter of 2013 and fourth quarter of 2012, respectively. The increase in both periods primarily reflected stronger global equity markets.
Foreign-exchange trading revenue decreased 15.0% from the third quarter of 2013 primarily due to lower volatility. Compared to the fourth quarter of 2012, foreign exchange trading revenue increased 5.9% due to higher volumes and volatility. Brokerage and other fees decreased 5.5% from the third quarter of 2013 to $103 million, primarily due to lower transition management revenue. Compared to the fourth quarter of 2012, brokerage and other fees decreased 17.6% primarily due to a decrease in distribution fees associated with the SPDR® Gold ETF.
Securities finance revenue of $76 million in the fourth quarter of 2013 increased 2.7% from the third quarter of 2013 and fourth quarter of 2012, respectively.
Operating-basis processing fees and other revenue of $106 million in the fourth quarter of 2013 increased 2.9% from the third quarter of 2013, primarily due an increase in revenue associated with tax-advantaged investments. Compared to the fourth quarter of 2012, processing fees and other revenue decreased 7.8%, primarily due to the sale of a Lehman Brothers-related asset and a gain on the sale of an investment related to one of our joint ventures, both recorded in the fourth quarter of 2012, partially offset by an increase in fee revenue associated with our investment in bank-owned life insurance recorded in the fourth quarter of 2013. See note (2) to the table above for a description of the presentation of operating-basis processing fees and other revenue.
Operating-basis net interest revenue of $596 million in the fourth quarter of 2013 increased 7.8% from $553 million in the third quarter of 2013, primarily due to $19 million in interest revenue associated with a municipal security that was previously impaired, higher interest earning assets and lower mortgage prepayments. Compared to the fourth quarter of 2012, operating-basis net interest revenue decreased 0.7% primarily due to lower yields on earning assets, partially offset by the $19 million in interest revenue associated with a municipal security recorded in the fourth quarter of 2013 and lower yields on interest bearing liabilities. See note (3) to the table above for a description of the presentation of operating-basis net interest revenue.
Operating-basis net interest margin, including balances held at the Federal Reserve and other central banks, increased to 130 basis points in the fourth quarter of 2013 from 127 basis points in the third quarter of 2013. Excluding the $19 million in interest revenue associated with a municipal security that was previously impaired, operating-basis net interest margin in the fourth quarter of 2013 was 125 basis points. Refer to the addendum included with this news release for reconciliations of our operating-basis net interest margin.

Expenses
The following table provides the components of operating-basis (non-GAAP)(1) expenses for the periods noted:

(Dollars in millions)	Q4 2013	Q3 2013	% Increase (Decrease)	Q4 2012	% Increase (Decrease)
Compensation and employee benefits(1) (2)	$934	$903	3.4%	$915	2.1%
Information systems and communications	228	235	(3.0)	234	(2.6)
Transaction processing services	182	185	(1.6)	179	1.7
Occupancy	124	113	9.7	121	2.5
Other(1) (3)	292	251	16.3	265	10.2
Total Operating-Basis Expenses(1)	$1,760	$1,687	4.3%	$1,714	2.7%
(1) Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
(2) GAAP-basis compensation and employee benefits expenses for the fourth quarter of 2013, third quarter of 2013 and fourth quarter of 2012 were $945 million, $903 million and $915 million, respectively.
(3) GAAP-basis other expenses for the fourth quarter of 2013, third quarter of 2013 and fourth quarter of 2012 were $337 million, $256 million and $276 million, respectively.
Operating-basis compensation and employee benefits expenses increased 3.4% in the fourth quarter of 2013 from the third quarter of 2013, primarily due to lower benefit costs resulting from plan changes in the third quarter, as well as increased costs to support new business. Compared to the fourth quarter of 2012, compensation and employee benefits expenses increased 2.1%, primarily due to higher incentive compensation and increased costs to support new business, partially offset by savings associated with the execution of cost reduction programs. See note (2) to the table above for a description of GAAP-basis compensation and employee benefits expenses for the relevant periods.
Information systems and communications expenses of $228 million in the fourth quarter of 2013 decreased 3.0% and 2.6% from the third quarter of 2013 and fourth quarter of 2012, respectively.
Transaction processing services expenses of $182 million in the fourth quarter of 2013 declined 1.6% compared to the third quarter of 2013 and were up 1.7% compared to the fourth quarter of 2012.
Occupancy expenses of $124 million in the fourth quarter of 2013 increased 9.7% and 2.5% from the third quarter of 2013 and fourth quarter of 2012, respectively. The increase in both comparisons reflected the effect of a sublease renegotiation in the fourth quarter of 2013.
Operating-basis other expenses increased 16.3% to $292 million in the fourth quarter of 2013 from $251 million in the third quarter of 2013, primarily due to higher securities processing costs, professional services fees and sales promotion costs. Fourth-quarter 2013 operating-basis other expenses included $28 million of securities processing costs offset by Lehman Brothers- related gains and recoveries. Compared to the fourth quarter of 2012, operating-basis other expenses increased 10.2%, primarily due to higher securities processing costs. See note (3) to the table above for a description of GAAP-basis other expenses for the relevant periods.
Income Taxes
The fourth-quarter 2013 GAAP- and operating-basis effective tax rates were 9.7% and 21.9%, respectively, down from 23.2% and 23.0%, respectively, in the third quarter of 2013 and from 19.9% and 23.5%, respectively, in the fourth quarter of 2012. The decrease in the fourth-quarter

2013 GAAP-basis effective tax rate was primarily attributable to the completion of a multi-year data enhancement process related to our deferred income tax accounts, which resulted in an out-of-period income tax benefit of $71 million.

Capital
The following table presents the Company's capital ratios as of December 31, 2013, September 30, 2013 and December 31, 2012.

Capital ratios(1)	December 31, 2013	September 30, 2013	bps Increase (Decrease)	December 31, 2012	bps Increase (Decrease)
Total capital ratio	19.7%	19.8%	(10) bps	20.6%	(90) bps
Tier 1 capital ratio	17.3	17.3	—	19.1	(180)
Tier 1 leverage ratio	6.9	7.2	(30)	7.1	(20)
Tier 1 common ratio	15.5	15.5	—	17.1	(160)
Estimated pro forma Basel III tier 1 common ratio:(2)
Advanced	11.8	11.3	50	10.8	NA
Standardized	10.1	10.2	(10)	NA	NA
TCE ratio	6.6	6.8	(20)	7.2	(60)
NA Not applicable.
(1) Unless otherwise specified, all capital ratios referenced in the table above and elsewhere in this news release refer to State Street and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios, and for reconciliations applicable to State Street's tier 1 common and tangible common equity, or TCE, ratios presented in the table.
(2) On July 2, 2013, the Federal Reserve issued a rule intended to implement the Basel III framework in the U.S. The final rule consolidated, with revisions, three separate Notices of Proposed Rulemaking, or NPRs, originally issued by the Federal Reserve in June 2012. Provisions of the Basel III final rule become effective under a transition timetable which began on January 1, 2014. The timing of the provisions of the final rule related to the calculation of risk-weighted assets will depend on State Street's completion of a required qualification period. Under the final rule, the lower of State Street’s tier 1 common ratio calculated under the Basel III advanced approach, referred to as the advanced approach, and under the Basel III standardized approach, referred to as the standardized approach, will be State Street’s effective tier 1 common ratio used in connection with the assessment of its capital adequacy for regulatory purposes. These calculations differ from calculations done in conformity with the June 2012 NPRs.

The estimated pro forma Basel III tier 1 common ratios presented in the table above as of December 31, 2013 and September 30, 2013 are preliminary estimates by State Street, calculated in conformity with the advanced and standardized approaches in the July 2013 final rule. Each of these calculations reflects tier 1 common equity calculated under the final rule as applicable on its January 1, 2014 effective date and is based on State Street's present interpretations, expectations and understanding of the final rule as of the respective date of each estimate’s first public announcement. The estimated pro forma Basel III tier 1 common ratio presented in the table as of December 31, 2012 was a preliminary estimate by State Street, calculated in conformity with the advanced approach in the June 2012 NPRs, and was based on State Street's interpretations, expectations and understanding of the June 2012 NPRs as of the date of the estimate’s first public announcement. This calculation differs from the calculation of the estimated pro forma Basel III tier 1 common ratio done in conformity with the July 2013 final rule, and State Street has not revised its calculation done in conformity with the June 2012 NPRs. State Street did not announce its estimated pro forma Basel III tier 1 common ratio calculated in conformity with the standardized approach as of December 31, 2012.

The estimated pro forma Basel III tier 1 common ratios as of December 31, 2013, September 30, 2013 and December 31, 2012, calculated in conformity with the advanced approach in the July 2013 final rule (or, with respect to the December 31, 2012 estimate, in the June 2012 NPRs), reflect calculations and determinations with respect to State Street's capital and related matters as of December 31, 2013 September 30, 2013 and December 31, 2012, respectively, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems”, in effect and used by State Street for those purposes as of the respective date of each estimate’s first public announcement. Significant components of these advanced systems involve the exercise of judgment by State Street and its regulators, and these advanced systems may not accurately represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, State Street expects that its advanced systems and its capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period. Refer to the addendum included with this news release for information concerning the specified capital ratios and for reconciliations of State Street's estimated pro forma Basel III tier 1 common ratios to the tier 1 common ratio calculated using currently applicable regulatory requirements under Basel I rules.

Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.
Investor Conference Call
State Street will webcast an investor conference call today, Friday, January 24, 2014, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 888/391-4233 inside the U.S. or at +1 706/679-5594 outside of the U.S. The Conference ID is # 23882085.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855/859-2056 inside the U.S. or at +1 404/537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 23882085.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $27.43 trillion in assets under custody and administration and $2.35 trillion* in assets under management as of December 31, 2013, State Street operates globally in more than 100 geographic markets and employs 29,430 worldwide. For more information, visit State Street's website at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $31 billion as of December 31, 2013), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.
Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as "plan," "expect," "intend," "forecast," "outlook," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target," "strategy" and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to January 24, 2014.

Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the current sovereign-debt risks in the U.S., Europe and other regions;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

•
increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients; the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•	our ability to attract deposits and other low-cost, short-term funding, and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

•
the manner and timing with which the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and other U.S. and foreign regulators implement the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the capital adequacy framework released by the Basel Committee in 2004 (“Basel II”), changes to the Basel Committee capital framework released beginning in 2010 (“Basel III”), and European legislation with respect to the levels of regulatory capital we must maintain, our credit exposure to third parties, margin requirements applicable to derivatives, banking and financial activities and other regulatory initiatives in the U.S. and internationally, including regulatory developments that result in changes to our structure or operating model, increased costs or other changes to how we provide services;

•
adverse changes in the regulatory capital ratios that we are required to meet, whether arising under the Dodd-Frank Act, the Basel II or Basel III capital and liquidity standards or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in calculating our capital ratios that cause changes in those ratios as they are measured from period to period;

•
increasing requirements to obtain the prior approval of the Federal Reserve or our other regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and equity purchases, without which our growth plans, distributions to shareholders, equity purchase programs or other capital initiatives may be restricted;

•
changes in law or regulation that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations or those of our clients and our regulators;

•	the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;

•
delays or difficulties in the execution of our previously announced Business Operations and Information Technology Transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program and may cause volatility of our earnings;

•	the results of, and costs associated with, government investigations, litigation, and similar claims, disputes, or proceedings;

•
the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	adverse publicity or other reputational harm;

•	dependencies on information technology, complexities and costs of protecting the security of our systems and difficulties with protecting our intellectual property rights;

•	our ability to grow revenue, control expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements;

•
potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation, and perceptions of State Street as a suitable service provider or counterparty;

•	potential changes in how and in what amounts clients compensate us for our services, and the mix of services provided by us that clients choose;

•
the ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

•
the risks that acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

•
our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	our ability to control operational risks, data security breach risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights,

the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2012 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, January 24, 2014, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.